Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (File No. 333-33374 and No. 333-126236), of Appliance Recycling Centers of America, Inc., of our report dated March 16, 2007 which appears on page 31 of this annual report on Form l0-K for the year ended December 30, 2006.

/s/ VIRCHOW KRAUSE & COMPANY, LLP

Minneapolis, Minnesota

March 28, 2007